Exhibit 10.40

AGREEMENT AND GENERAL RELEASE

Travelport Limited (“Travelport”) and Travelport Operations, Inc. (collectively, the “Company”) and Michael Rescoe (hereinafter collectively with his heirs, executors, administrators, successors and assigns, “EXECUTIVE”), mutually desire to enter into this Agreement and General Release (“Agreement” or “Agreement and General Release”) and agree that:

The terms of this Agreement are the products of mutual negotiation and compromise between EXECUTIVE and the Company; and

The meaning, effect and terms of this Agreement have been fully explained to EXECUTIVE; and

EXECUTIVE is hereby advised, in writing, by the Company that he should consult with an attorney prior to executing this Agreement; and

EXECUTIVE is being afforded twenty-one (21) days from the date of this Agreement to consider the meaning and effect of this Agreement; and

EXECUTIVE understands that he may revoke the general release contained in paragraph 4 of this Agreement (“the General Release”) for a period of seven (7) calendar days following the day he executes this Agreement and the General Release shall not become effective or enforceable until the revocation period has expired, and no revocation has occurred.  Any revocation within this period must be submitted, in writing, to Jo-Anne Kruse in the Company’s Human Resources Department and state, “I hereby revoke my acceptance of the General Release.”  Said revocation must be personally delivered to Jo-Anne Kruse in the Company’s Human Resources Department, or mailed to Jo-Anne Kruse in the Company’s Human Resources Department and postmarked within seven (7) calendar days of execution of this Agreement.  In the event of a revocation of the General Release, the remainder of this Agreement shall remain in full force and effect; and

EXECUTIVE has carefully considered other alternatives to executing this Agreement and General Release.

THEREFORE, EXECUTIVE and the Company, for the full and sufficient consideration set forth below, agree as follows:

1.             (a) Pursuant to the letter agreement between Travelport Limited and EXECUTIVE dated February 23, 2009 (“the Letter Agreement”), EXECUTIVE’S Last Day of Employment shall be October 1, 2009, and EXECUTIVE shall remain the Company’s Chief Financial Officer with the full authority and resources to fulfill his obligations as the Company’s Chief Financial Officer, including executing certifications required by the Company in connection with its public filings (e.g. with the United States Securities and Exchange Commission) (“the Retained Responsibilities”), until that Last Day of Employment.   While EXECUTIVE’s rights and obligations shall continue to be governed by the November 9, 2006 Employment Agreement between EXECUTIVE and Travelport Limited (“the Employment Agreement”) through his Last Day of Employment, EXECUTIVE acknowledges that the appointment of a new Deputy Chief Financial Officer and the taking of reasonable steps meant to ensure an orderly transition and not inconsistent with the Retained Responsibilities shall not be a basis for Constructive Termination under Section 7(c)(ii)(C) of the Employment Agreement.

(b)  EXECUTIVE shall continue to participate in all Company benefit plans and programs (with the exception of any equity, retention or other long-term incentive plans or programs) in accordance with their terms through the Last Day of Employment and shall be entitled to a bonus for the second half of 2008 in the amount of $250,000.00, which bonus shall be paid on or before March 15, 2009.  Pursuant to paragraph 4 of the Employment Agreement, EXECUTIVE remains eligible for a bonus for the First Half of 2009.  Following his Last Day of Employment, other than as set forth below or in the attached Personal Statement of Termination Benefits, EXECUTIVE shall not be eligible for any other payments from the Company; provided, however, that if EXECUTIVE dies (other than as a result of suicide) prior to October 1, 2009, EXECUTIVE shall be considered to have been terminated without Cause (as defined in the Employment Agreement) on the day immediately prior to EXECUTIVE’s date of death and his surviving spouse or, in the event of her death, EXECUTIVE’s estate, will receive the benefits set forth on the attached Personal Statement of Termination Benefits, although the Last Day of Employment shall be the day immediately prior to EXECUTIVE’s date of death, and the payment of such benefits is subject to the conditions set forth in the Personal Statement of Termination Benefits.

2.             (a) In full satisfaction of the Company’s obligations under Section 7(c)(iii) of the Employment Agreement, the Company agrees to provide EXECUTIVE with the benefits set forth in the attached Personal Statement of Termination Benefits under the captions “Accrued Rights”, “Pro Rata Portion of Second Half 2009 Bonus”, “Full Year 2009 Bonus”, and “Severance Pay”.  Such Severance Pay is subject to EXECUTIVE’s continued compliance with the provisions of Section 8 and 9 of the Employment Agreement, as clarified by the attached Personal Statement of Termination Benefits.

(b)  The Company will also provide EXECUTIVE with a neutral reference to any entity other than the Released Parties.  Upon inquiry to the Human Resources department, prospective employers (other than the Released Parties) will be advised only as to the dates of EXECUTIVE’s employment and his most recent job title.  Last salary will be provided if EXECUTIVE has provided a written release for the same.

3.             In consideration for the execution by EXECUTIVE of this Agreement and compliance with the promises made in this Agreement, the Company agrees to provide EXECUTIVE with the benefits set forth on the attached Personal Statement of Termination Benefits under the caption “Severance Benefits” (which shall be referred to in this Agreement as “Severance Benefits”), subject to the conditions set forth therein. EXECUTIVE understands and agrees that he would not receive the Severance Benefits, except for his execution of this Agreement and the Second Agreement (as defined herein), and the fulfillment of the promises contained herein, and that such consideration is greater than any amount to which he would otherwise be entitled as an employee of the Company.

4.             Except as otherwise expressly provided by this Agreement or the right to enforce the terms of this Agreement, EXECUTIVE, of his own free will knowingly and voluntarily releases and forever discharges the Company, their current and former parents, and their shareholders, affiliates (including without limitation Orbitz Worldwide, Inc. and its subsidiaries), subsidiaries, divisions, predecessors, successors and assigns and the employees, officers, directors, advisors and agents thereof (collectively referred to throughout this Agreement as the “Released Parties”, or a “Released Party”) from any and all actions or causes of action, suits, claims, charges, complaints, promises demands and contracts (whether oral or written, express or implied from any source), or any nature whatsoever, known or unknown, suspected or unsuspected, which against the Released Parties EXECUTIVE or EXECUTIVE’s heirs, executors, administrators, successors or assigns ever had, now have or hereafter can shall or may have by reason of any matter, cause or thing whatsoever arising any time prior to the time EXECUTIVE executes this Agreement, including, but not limited to:

a.               any and all matters arising out of EXECUTIVE’s employment by the Company or any of the Released Parties and the termination of that employment, and that includes but is not limited to any claims for salary, allegedly unpaid wages, bonuses, commissions, retention pay, severance pay, vacation pay, or any alleged violation of the National Labor Relations Act, any claims for discrimination of any kind under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, any claims under the Employee Retirement Income Security Act of 1974 (except for benefits that are or become vested on or prior to the Last Day of Employment, which are not affected by this Agreement, including without limitation any benefits under the 401(k) Plan and the Deferred Compensation Plan, as each of such terms is defined in the attached Personal Statement of Termination Benefits, which the Company acknowledges are fully vested and which shall be paid in accordance with their respective terms and EXECUTIVE’s applicable payment elections), the Americans With Disabilities Act of 1990, the Fair Labor Standards Act (to the extent such claims can be released), the Occupational Safety and Health Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Federal Family and Medical Leave Act (to the extent such claims can be released); and

b.              New Jersey Law Against Discrimination; Civil Rights Act; Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers’ Compensation Claim; Family Leave Act.; Smokers’ Rights Law; Equal Pay Act; Genetic Privacy Act; Conscientious Employee Protection Act (Whistleblower Protection); Wage Payment and Work Hour Laws; Public Employees’ Occupational Safety and Health Act; Fair Credit Reporting Act; laws regarding Political Activities of Employees, Lie Detector Tests, Jury Duty, Employment Protection, and Discrimination; and

c.               New York State Human Rights Law; Rights of Persons With Disabilities; Confidentiality of Records of Genetic Tests; Whistleblower; Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers’ Compensation Claim; Adoptive Parents’ Child Care Leave Law; Smokers’ Rights Law; Equal Pay Law; AIDS Testing Confidentiality Act; Nondiscrimination Against Genetic Disorders; Bone Marrow Leave Law; Equal Rights Law; Confidentiality of Records of Genetic Tests; State Labor Relations Act; Wage Hour and Wage Payment Laws; Minimum Wage Law; and

d.              any other federal, state or local civil or human rights law, or any other alleged violation of any local, state or federal law, regulation or ordinance, and/or public policy, implied or expressed contract, fraud, negligence, estoppel, defamation, infliction of emotional distress or other tort or common-law claim having any bearing whatsoever on the terms and conditions and/or termination of his employment with the Company including, but not limited to, any statutes or claims providing for the award of costs, fees, or other expenses, including reasonable attorneys’ fees, incurred in these matters.

Notwithstanding the foregoing release of claims in this paragraph of this Agreement:

•                  Nothing in the release of claims in this paragraph shall impact EXECUTIVE’s equity granted or purchased pursuant to the TDS Investor (Cayman) L.P. 2006 Interest Plan, as amended and/or restated from time to time.

•                  EXECUTIVE has a right to indemnification and advancement from and by the Company, to the extent in existence as of the date hereof pursuant to the Company’s by-laws, and such right to indemnification and advancement shall survive the termination of his employment in accordance with such by-laws and applicable law.

•                  The Company represents that it had Directors & Officers (“D&O”) insurance coverage, including “tail coverage”, during EXECUTIVE’s employment with the Company, and while he served as an officer for TDS Investor (Cayman) L.P and its subsidiaries, EXECUTIVE was covered under such D&O coverage for the period he served as an officer.  EXECUTIVE shall continue to be entitled to the benefits of such coverage with respect to his services performed through the Last Day of Employment, subject to the applicable terms of the applicable policies.

5.             EXECUTIVE also acknowledges that he does not have any current charge, claim or lawsuit against one or more of the Released Parties pending before any local, state or federal agency or court regarding his employment and his separation from employment. EXECUTIVE understands that nothing in this Agreement prevents him from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”) or any other federal, state or local agency charged with the enforcement of any employment or labor laws, although by signing this Agreement EXECUTIVE is giving up any right to monetary recovery that is based on any of the claims he has released.  EXECUTIVE also understands that if he files such a charge or complaint, he has, as part of this Agreement, waived the right to receive any remuneration beyond what EXECUTIVE has received in this Agreement.

6.             EXECUTIVE shall not seek or be entitled to any personal recovery, in any action or proceeding that may be commenced on EXECUTIVE’s behalf in any way arising out of or relating to the matters released under this Agreement.

7.             EXECUTIVE represents that he has not and agrees that he will not in any way disparage the Company or any Released Party, their current and former officers, directors and employees, or make or solicit any comments, statements, or the like to the media or to others that may be considered to be derogatory or detrimental to the good name or business reputation of any of the aforementioned parties or entities.  Following the execution of the Second Agreement (as defined herein) by both parties and the effective date of the Second Agreement (as defined herein), the Company will direct the then-current members of the Travelport Senior Leadership Team (“the SLT”) not to disparage EXECUTIVE; provided, however, that the Company’s obligation under this paragraph shall not be ongoing and will be fulfilled once the Company directs the SLT not to disparage EXECUTIVE.

8.             EXECUTIVE understands that if this Agreement were not signed, he would have the right to voluntarily assist other individuals or entities in bringing claims against Released Parties.  EXECUTIVE hereby waives that right and agrees that he will not provide any such assistance other than assistance in an investigation or proceeding conducted by the United States Equal Employment Opportunity Commission or other federal, state or local agency, or pursuant to a valid subpoena or court order.  EXECUTIVE agrees that if such a request for assistance if by any agency of the federal, state or local government, or pursuant to a valid subpoena or court order, he shall advise the Company in writing of such a request no later than three (3) days after receipt of such request.

9.             EXECUTIVE acknowledges and confirms that, on or before the Last Day of Employment, he will return all company property to the Company, including his identification card, and computer hardware and software, all paper or computer based files, business documents, and/or other records as well as all copies thereof, credit cards, keys and any other Company supplies or equipment in his possession.   Finally, any amounts owed to the Company will be paid by the Last Day of Employment.

10.           This Agreement is made in the State of New Jersey and shall be interpreted under the laws of said State.  Its language shall be construed as a whole, according to its fair meaning, and not strictly for or against either party.  Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, including the General Release (as defined herein), such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.  However, if as a result of any action initiated by EXECUTIVE, any portion of the General Release (as defined herein) were ruled to be unenforceable for any reason, EXECUTIVE shall return consideration equal to the Severance Benefits (as defined herein) theretofore paid under this Agreement to the Company.

11.           EXECUTIVE agrees that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by the Company of any liability or unlawful conduct of any kind, all of which the Company denies.

12.           This Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.

13.           This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties other than the Employment Agreement and the Management Equity Award Agreements (including without limitation the post-employment restrictive covenants contained in the Employment Agreement and the Management Equity Award Agreements), which agreements shall continue to apply in accordance with their respective terms, except to the extent otherwise specifically provided herein.

14.           EXECUTIVE agrees to cooperate with and, consistent with his other employment obligations, to make himself reasonably available to Travelport Limited and its General Counsel, the Company may reasonably request, to assist it in any matter regarding Travelport or its affiliates, subsidiaries, and predecessors, including giving truthful testimony in any potential or filed litigation, arbitration, mediation or similar proceeding litigation involving Travelport and its affiliates, subsidiaries, and their predecessors, over which EXECUTIVE has knowledge or information.  The Company will reimburse EXECUTIVE for any and all reasonable expenses reasonably incurred in connection with EXECUTIVE’s compliance with this paragraph.

15.           In consideration for the Severance Benefits, EXECUTIVE warrants and affirms to Travelport that he has at all times conducted himself as a fiduciary of, and with sole regard to that which is in best interests of, Travelport and its affiliates and their predecessors.  He affirms that in conducting business for Travelport and its affiliates and their predecessors, he has done so free from the influence of any conflicting personal or professional interests, without favor for or regard of personal considerations, and that he has not in any material respect violated the Travelport Code of Business Conduct & Ethics.  Toward that end, EXECUTIVE understands that this affirmation is a material provision of this Agreement, and, should the Company determine that EXECUTIVE has engaged in business practices inconsistent with the affirmation set forth herein then EXECUTIVE agrees that he shall have committed a material breach of this

Agreement, and the Severance Benefits (as defined herein) provided to EXECUTIVE under this Agreement shall not have been earned.  In that case, EXECUTIVE shall be liable for the return of consideration equal to the Severance Benefits (as defined herein) theretofore paid under this Agreement.

16.           At the same time EXECUTIVE executes the Second Agreement (as defined herein), EXECUTIVE agrees to execute and return the attached resignation letter concerning his appointment as director, officer, and/or any other position of responsibility requiring notification to a public registrar, or regulatory or governing body.

THE PARTIES HAVE READ AND FULLY CONSIDERED THIS AGREEMENT AND GENERAL RELEASE AND ARE MUTUALLY DESIROUS OF ENTERING INTO SUCH AGREEMENT AND GENERAL RELEASE.  EXECUTIVE UNDERSTANDS THAT THIS DOCUMENT SETTLES, BARS AND WAIVES ANY AND ALL CLAIMS HE HAD OR MIGHT HAVE AGAINST THE COMPANY; AND HE ACKNOWLEDGES THAT HE IS NOT RELYING ON ANY OTHER REPRESENTATIONS, WRITTEN OR ORAL, NOT SET FORTH IN THIS DOCUMENT.  HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE SUMS AND BENEFITS SET FORTH IN PARAGRAPH 2 ABOVE, EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE.  IF THIS DOCUMENT IS RETURNED EARLIER THAN 21 DAYS FROM THE LAST DATE OF EMPLOYMENT, THEN EXECUTIVE ADDITIONALLY ACKNOWLEDGES AND WARRANTS THAT HE HAS VOLUNTARILY AND KNOWINGLY WAIVED THE 21 DAY REVIEW PERIOD, AND THIS DECISION TO ACCEPT A SHORTENED PERIOD OF TIME IS NOT INDUCED BY THE COMPANY THROUGH FRAUD, MISREPRESENTATION, A THREAT TO WITHDRAW OR ALTER THE OFFER PRIOR TO THE EXPIRATION OF THE 21 DAYS, OR BY PROVIDING DIFFERENT TERMS TO EMPLOYEES WHO SIGN RELEASES PRIOR TO THE EXPIRATION OF SUCH TIME PERIOD.

THEREFORE, the parties to this Agreement and General Release now voluntarily and knowingly execute this Agreement.

EXECUTIVE

/s/ Michael Rescoe
MICHAEL RESCOE

Signed and sworn before me
this day of , 2009.

Notary Public

TRAVELPORT LIMITED

	By:	/s/ Jo-Anne Kruse
	Name:	Jo-Anne Kruse
	Title:	EVP, HR

Signed and sworn to before me
this day of , 2009.

Notary Public

TRAVELPORT OPERATIONS, INC.

	By:	/s/ Jo-Anne Kruse
	Name:	Jo-Anne Kruse
	Title:	EVP, HR

Signed and sworn to before me
this day of , 2009.

Notary Public

PERSONAL STATEMENT OF TERMINATION BENEFITS

Date: February 23, 2009

EXECUTIVE NAME:	Michael Rescoe
(“you” or “EXECUTIVE”)

LAST DAY OF EMPLOYMENT:	October 1, 2009

ACCRUED RIGHTS:

As set forth as Section 7(c)(iii)(A) and Section 7(a)(iii)(A)-(D) of the Employment Agreement, you will receive the following basic benefits following the termination of your employment:

•                  Base Salary through your Last Day of Employment;

•                  Reimbursement of unreimbursed business expenses pursuant to Travelport policy; and

•                  Employee Benefits pursuant to employee benefit plans of the Company through the Last Day of Employment.

PRO RATA PORTION OF SECOND HALF 2009 BONUS:

Pursuant to Section 7(c)(iii)(B) of the Employment Agreement, you will receive the following benefit following the termination of your employment:

Amount, if any, to be determined and will be pro-rated based upon the portion of the year you were employed, i.e. July 1, 2009 to October 1, 2009.  Payable when the Second Half 2009 bonus would have otherwise been payable to you had your employment not been terminated.

FULL YEAR 2009 BONUS:

Pursuant to Section 7(c)(iii)(B) of the Employment Agreement, you will receive the following benefit following the termination of your employment:

Amount, if any, to be determined and will be pro-rated based upon the portion of the year you were employed, i.e. January 1, 2009 to October 1, 2009.  Payable when full year 2009 bonus would have otherwise been payable to you had your employment not been terminated.

SEVERANCE PAY:

Pursuant to Section 7(c)(iii)(C) of the Employment Agreement, you will receive the following benefit following the termination of your employment:

Continuation of your current Base Salary ($500,000.00) and Target Annual Bonus (100% of Base Salary, i.e. $500,000.00) for twenty-four (24) months, i.e. until October 1, 2011, in accordance with the Company’s normal payroll practices.  In other words, based on the Company’s current bi-weekly pay practice, this would result in a gross payment to you, before applicable taxes, deductions and withholdings, of $38,461.54 for each pay period.  For the avoidance of doubt, you will not be an employee of the Company during this salary continuation period and thus will not be eligible for the benefits that employees are eligible to receive, including without limitation participation in the Travelport Americas, LLC Employee Savings Plan (“the 401(k) Plan”) and the Travelport Americas, LLC Officer Deferred Compensation Plan (“the Deferred Compensation Plan”).

SEVERANCE BENEFITS (“Severance Benefits”):

Subject to the terms of the Letter Agreement and your execution (and non-revocation) of the Agreement and your execution (and non-revocation) of a separation agreement and general release in substantially the same form as this Agreement (“the Second Agreement”), the Company will provide you with the following severance pay and benefits:

HEALTH AND WELFARE BENEFITS:

Continued participation for twenty-four (24) months at active employee rates.  This period shall run concurrently with COBRA.  To the extent that these benefits are taxable to EXECUTIVE under Section 105(h) of the Internal Revenue Code, the Company will provide a gross-up to EXECUTIVE to cover any taxes due from EXECUTIVE on such benefits.

EXECUTIVE CAR PROGRAM:

A lump sum payment that, after applicable taxes and deductions, is equivalent to the value of twenty-four (24) months of future participation in the Executive Car Program.  The amount of this payment will be determined as of your Last Day of Employment and will be paid in a lump sum no later than sixty (60) days after the Last Day of Employment.

INSURANCE BENEFITS:

A lump sum payment that, after applicable taxes and deductions, is equivalent to the value of twenty-four (24) months of Company’s portion of the life insurance program provided by the Company to EXECUTIVE as of the date of this Agreement.  The amount of this payment will be determined as of your Last Day of Employment and will be paid in a lump sum no later than sixty (60) days after the Last Day of Employment.

LAPTOP COMPUTER:

At EXECUTIVE’s option, the sale to EXECUTIVE, on or about the time of EXECUTIVE’s Last Day of Employment, with the ownership interest in the Dell Latitude D430 laptop computer that the Company has assigned to EXECUTIVE, Serial Number FBZKSF1,  as of the date of this Agreement, (“the Laptop”), for fair market value pursuant to the Company’s policy.  EXECUTIVE shall provide the Company with reasonable advance written notice prior to his Last Day of Employment as to whether he wishes to purchase the Laptop.  The ownership interested in the Laptop shall be transferred only after the Company has removed all confidential and proprietary information from the computer and taken any other measures it deems necessary to protect its interests.  The Company shall deduct the amount due for the cost of the Laptop from the Severance Pay.

For the avoidance of doubt, in the event that EXECUTIVE does not execute the Second Agreement or revokes the Second Agreement, the Company shall not be obligated to provide EXECUTIVE with any of the foregoing Severance Benefits.

Unless otherwise defined herein, all capitalized terms set forth above shall have the meaning set forth in the Employment Agreement.

POST-EMPLOYMENT RESTRICTIVE COVENANTS (as set forth in Employment Agreement and Management Equity Award Agreements):

Non-competition:	Two (2) years from Last Day of Employment
Non-solicitation of clients and employees:	Two (2) years from Last Day of Employment
Confidential Information:	No time limit
Intellectual Property:	No time limit

For the avoidance of doubt, the term “affiliates” in the post-employment restrictive covenants in the Employment Agreement and your Management Equity Award Agreements only include entities owned by The Blackstone Group to the extent such entities are engaged in the same businesses of Travelport Limited and its subsidiaries as of the Last Day of Employment.

EQUITY:

You will remain the owner of certain Class A-2 Interests, subject to the terms of the applicable Management Equity Award Agreements (including any amendments thereto), the TDS Investor (Cayman) L.P. Agreement of Limited Partnership (as amended and/or restated from time to time), the TDS Investor (Cayman) Interest Plan (as amended and/or restated from time to time), and any other definitive documentation entered into by you and TDS Investor (Cayman) L.P. regarding your Travelport equity.

TAX ISSUES:

As set forth in Section 11(g) of the Employment Agreement, this Personal Statement of Termination Benefits is intended to comply with the requirements of Section 409A of the Internal Revenue Code (“Section 409A”) and regulations promulgated thereunder.  To the extent that any provision in this agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments under this Agreement shall not be subject to an excise tax under Section 409A. Notwithstanding anything contained in the agreement to the contrary, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees”, any payment on account of your separation from service that would otherwise be due hereunder within six months after such separation shall nonetheless be delayed until no later than the first full pay period following the first business day of the seventh month following your separation from service.  In addition, notwithstanding anything contained herein to the contrary, you shall not be considered to have terminated employment with the Company for purposes of causing any amount due under this agreement to be made unless you would be considered to have incurred a “termination of employment” from the Company and its affiliates within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii).  All amounts provided above will be subject to applicable taxes, deductions and withholding.